Exhibit 99.4

For Release: IMMEDIATELY Contact: Robert J. Consalvo

(908) 298-7409

Fred Hassan, New Schering-Plough Chairman and CEO,

Announces Initial Action Steps in Turn-Around Program

KENILWORTH, N.J., May 13, 2003 - Schering-Plough Chairman and Chief Executive Officer Fred Hassan announced today the first steps in an action agenda to stabilize and then turn around the corporation, which has been suffering from declining sales and earnings as well as legal and regulatory challenges.

Seventeen working days after assuming leadership of the organization, Hassan is launching new initiatives in three areas: strategy, structure and process.

Said Hassan, "As I promised when I accepted this challenging assignment, we are moving swiftly to address urgent issues while also taking actions that will build a strong Schering-Plough for the long term. The steps we are announcing today begin to install the strong, globalized management and systems that are required to turn the situation around. These steps also introduce a new focus on cost management, and launch structural changes that will allow us to generate long-term growth." Added Hassan, "These are our first steps. There will be more to come."

Strategically, the corporation's current decentralized operating system is being replaced by a globalized system with strong management.

A key action is the consolidation of several autonomous prescription pharmaceutical business units into a single global business. Effective May 15, Carrie Cox is appointed as the executive vice president and president of the new Global Pharmaceutical Business, reporting to Hassan. Tom Lauda and Rich Zahn, who respectively head international and U.S. prescription pharmaceuticals, will now report to Cox.

Cox served previously as executive vice president and president of the Global Prescription Business at Pharmacia Corporation prior to its merger with Pfizer in April.

Schering-Plough's Animal Health and Consumer Health businesses will now be grouped into a new unit, Global Specialty Operations (GSO). Raul Kohan, president of Animal Health Care, will continue in that role while also leading the new GSO organization, reporting to Hassan. Jim Mackey, the head of Consumer Health Care, will now report to Kohan.

Divisional support functions including finance and human resources will transition from reporting into local business units to reporting into their respective global functions.

Research and Development will also begin steps to further globalize operations.

Manufacturing will also be globalized, but this step will wait until key compliance issues are resolved to avoid any disruption to operations.

Hassan also announced a new focus on cost management that will work to contain or reduce overhead costs while channeling additional investment into key areas for growth, including the field force and product development and acquisition. Cost savings will include reductions in discretionary spending and also selective headcount reductions. These actions will not affect the company's compliance initiatives, particularly with respect to manufacturing.

Further details on these actions will be provided going forward, including during the second quarter conference call scheduled for July 23, 2003, which Hassan will lead. Additional information on today's announcements will be available in an 8-K to be filed today.

"These steps set us on the path to stabilize, repair and then turn around Schering-Plough," said Hassan. "As we have said before, we are not making quick fixes. We are focused on building a solid foundation. I am confident that we will succeed."

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements concerning, among other things, the future prospects of the company, which the reader of this release should understand are subject to substantial risks and uncertainties. The company's business prospects may be adversely affected by general market and economic factors, competitive product development, product availability, current and future branded, generic and OTC competition, market acceptance of new products, federal and state regulations and legislation, the regulatory review process in the United States and foreign countries for new products and indications, existing manufacturing issues and new manufacturing issues that may arise, timing of trade buying, patent positions, litigation and investigations, and instability or destruction in a geographic area important to the company due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 10-Q being filed with the Commission on May 13, 2003, and 8-Ks.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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